Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
PRG Schultz International, Inc.
Atlanta, Georgia
We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated March 12, 2008, relating to the consolidated financial statements and financial statement schedule of PRG Schultz International, Inc. and subsidiaries, and the effectiveness of PRG Schultz International, Inc. and subsidiaries’ internal control over financial reporting, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.
/s/ BDO Seidman, LLP

Atlanta, Georgia
October 3, 2008